KRONOS WORLDWIDE, INC. ANNOUNCES
POST-STOCK SPLIT QUARTERLY CASH DIVIDEND AND
RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS – May 12, 2011 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of fifteen cents per post-stock split share of its common stock, payable on June 23, 2011 to stockholders of record at the close of business on June 10, 2011.  The record date for the quarterly cash dividend is after the May 20, 2011 distribution date of the previously announced 2-for-1 stock split, whereby each stockholder will receive one additional share for each share held of record as of the close of business on May 13, 2011.

Kronos Worldwide also announced that at its annual stockholder meeting held today its stockholders had:

•	re-elected each of Cecil H. Moore, Jr., Keith R. Coogan, George E. Poston, Glenn R. Simmons, Harold C. Simmons, R. Gerald Turner and Steven L. Watson as a director for a one year term;
•	approved an amendment to its certificate of incorporation that, among other things, increased the authorized shares of common stock to 240 million;
•	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2011 annual meeting; and
•
approved, on a nonbinding advisory basis, an annual nonbinding advisory vote on named executive officer compensation as such compensation is disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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